UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 28, 2014, Addus HomeCare Corporation (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) with Michael Earley, a newly-appointed member of the Company’s Board of Directors (the “Board”). See Item 5.02 below.

Pursuant to the Indemnification Agreement, the Company has agreed to hold Mr. Earley harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Mr. Earley. The Company is not obligated to make any payment to Mr. Earley that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which the Company is jointly liable with Mr. Earley, the Company will pay the entire amount of any judgment or settlement without requiring Mr. Earley to contribute. The Company will advance, to the extent permitted by law, all expenses incurred by or on behalf of Mr. Earley in connection with a proceeding. No amendment, alteration or repeal of the Company’s certificate of incorporation, bylaws or the Indemnification Agreement will limit any right of Mr. Earley in respect of any action taken or omitted by Mr. Earley prior to such amendment.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2014, Michael Earley was appointed to the Company’s Board to serve a term expiring at the 2014 annual meeting of the Company’s stockholders.

Mr. Earley will serve as a member of the Audit Committee of the Board (the “Audit Committee”). The Board has determined that Mr. Earley is an “independent director” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC. Mr. Earley’s appointment fills a vacancy on the Board created as a result of the resignation of Wayne B. Lowell. The appointment of Mr. Earley was effective as of March 28, 2014.

In connection with his appointment as an independent director, Mr. Earley was granted 447 restricted shares of the Company’s common stock valued at $10,000 based on the closing stock price on the date of Mr. Earley’s appointment (the “Initial Restricted Stock”). The Initial Restricted Stock will vest in equal installments on each of the first three anniversaries of the grant date. Mr. Earley will be entitled to receive the Company’s standard independent director cash and equity compensation. Mr. Earley will receive an annual retainer of $25,000 for service on the Board. He will also receive $1,500 per in-person scheduled Board meeting, whether attended in person or telephonically (provided, that for Board meetings that are conducted only telephonically, each independent director will receive $750 for such participation). As an independent director who serves on the Audit Committee, he will receive $1,500 per Audit Committee meeting attended. In addition, each independent director is entitled to receive an annual grant of restricted shares of the Company’s common stock valued at $20,000, which shall be awarded following the Company’s annual meeting each year (the “Annual Restricted Stock”). The Annual Restricted Stock will vest on the first anniversary of the grant date.

Item 7.01. Regulation FD Disclosure

On April 1, 2014, the Company issued a press release announcing the appointment of Michael Earley to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including the attached Exhibits, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description

10.1	Form of Indemnification Agreement (filed on July 17, 2009 as Exhibit 10.16 to Addus HomeCare Corporation’s Registration Statement on Form S-1 and incorporated herein by reference)

99.1	Press release of Addus HomeCare Corporation dated April 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: April 1, 2014	By:	/s/ Dennis Meulemans
Name: Dennis Meulemans
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Indemnification Agreement (filed on July 17, 2009 as Exhibit 10.16 to Addus HomeCare Corporation’s Registration Statement on Form S-1 and incorporated herein by reference)

99.1	Press release of Addus HomeCare Corporation dated April 1, 2014